Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of The Valspar Corporation for the registration of common stock, debt securities, and securities warrants and to the incorporation by reference therein of our reports dated December 22, 2014, with respect to the consolidated financial statements and schedule of The Valspar Corporation, and the effectiveness of internal control over financial reporting of The Valspar Corporation, included in its Annual Report (Form 10-K) for the year ended October 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, MN

January 12, 2015